The Tocqueville Trust
(the “Trust”)
Registration No. 811-4840
Form N-SAR
Annual Period Ended October 31, 2006

Sub-Item 77K:  Change in Independent Registered Public Accounting Firm

The Trust’s Board of Trustees and Audit Committee, effective October 16, 2006, dismissed PricewaterhouseCoopers LLP (“PwC”) as independent accountants to audit the Trust’s financial statements for the fiscal year ending October 31, 2006. PwC's report on the Trust’s financial statements for each of the past two years did not include any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant's two most recent fiscal years and any subsequent period through October 16, 2006 , there were no disagreements or events of the type required to be reported in PwC's opinions pursuant to paragraph (iv) or (v) of Item 304(a)(1) of Regulation S-K. The Board of Trustees and the Audit Committee of the Trust engaged Grant Thornton LLP on December 14 as the new independent accountants. The Trust requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above comments. A copy of such letter, dated December 22, 2006, is filed as Exhibit A to this Item 77K.

Exhibit A

December 22, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by The Tocqueville Trust (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Funds’ N-SAR-B report for the year ended October 31, 2006 to be filed on December 29, 2006. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

PricewaterhouseCoopers LLP